NEWS RELEASE

FOR IMMEDIATE RELEASE:

PARKERVISION CLOSES PREVIOUSLY ANNOUNCED SALE OF WARRANTS

Jacksonville, Fla., January 16, 2015 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”) announced the closing on January 15, 2015 of its previously announced sale of warrants to 1624 PV LLC for an aggregate purchase price of $1,300,000.  ParkerVision issued three warrants, each exercisable for up to 1,884,058 shares of common stock at exercise prices of $1.50, $2.50 and $3.50 per share, respectively.   The warrants are exercisable for a period of three years from the date of issuance.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the shares of common stock or the warrants, nor shall there be any sale of the shares of common stock or warrants in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the shares and warrants under the securities laws of any such state or jurisdiction.

About ParkerVision, Inc.
ParkerVision designs, develops and sells its proprietary RF technologies which enable advanced wireless communications for current and next generation mobile communications networks.  ParkerVision is headquartered in Jacksonville, Florida. (PRKR-G)

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in ParkerVision’s SEC reports, including the Form 10-K for the year ended December 31, 2013, and the Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2014. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy Poehlman		Don Markley or
Chief Financial Officer	or	Glenn Garmont
ParkerVision, Inc.		The Piacente Group
904-732-6100, cpoehlman@parkervision.com		212-481-2050, parkervision@tpg-ir.com

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